Exhibit 99.2

CASCADE CORPORATION, #11086939
CASCADE Q4 FY 2007 EARNINGS CALL
April 9, 2007, 2:00 PM PT
Chairperson: Robert Warren

Operator:

Good afternoon, ladies and gentlemen, and welcome to the Cascade Corporation fourth quarter fiscal year 2007 earnings call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question-and-answer session. If anyone should need assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded on Monday, April 9th, 2007.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

Robert Warren:	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our CFO, Terry Cathey, our Chief Operating Officer, and Joe Pointer, our Vice President, Finance, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally with about 2100 employees working in 26 facilities in 16 countries.

Historically, we have manufactured devices primarily for industrial trucks, most commonly called lift trucks or forklifts.  These products, which are used in nearly every industry worldwide that uses lift trucks, allow the lift truck to carry, position and deposit various types of loads.  A smaller portion of our products are for construction vehicles such as tool carriers and skid steer loaders.

Approximately 60% of these products are sold through retail dealers. The remaining products are sold directly to global manufacturers — names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll-Rand and Nissan.

In December 2006 we acquired the assets of Pacific Services and Manufacturing, Inc., which I will refer to as PSM. PSM, which is located in Woodinville, Washington, manufactures construction attachments for medium and heavy duty construction vehicles such as excavators and wheel loaders. These vehicles are used in infrastructure, commercial and general construction markets. The attachments are sold through construction equipment dealers throughout the western United States and original equipment manufacturers such as Komatsu and Caterpillar.

Andy will now give you an overview of the fourth quarter.

Andy Anderson:

Thank you, Bob. I’d like to remind everyone that the intention of this call is to discuss matters with shareholders that affect Cascade’s business in compliance with Regulation FD. During the course of this call, we may be making forward-looking statements in compliance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Participants are cautioned that forward-looking statements such as statements about our anticipated revenues, costs, earnings and cash flows are dependent on a number of factors that affect our operating results and could cause actual future results to differ materially.

Factors include but are not limited to general economic conditions, material costs and availability, interest rates, foreign currency fluctuations, performance of our manufacturing facilities, effectiveness of cost-reduction initiatives, risks of doing business internationally and the cyclical nature of the materials handling and construction industry. We cannot provide any assurance that future results will meet expectations.

In addition, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. We disclaim any obligation to release any updates to any comments made in this call to reflect any changes in business conditions.

One final note of explanation — our fiscal year ends on January 31st, so when we refer to fiscal year 2007, we are actually referring to the year ended January 31st, 2007. We just completed the fourth quarter of fiscal 2007.

I would like to mention that we are currently segmenting our financial results and related comments into four geographic operating segments — North America, Europe, Asia-Pacific and China. Our Q4 financial results for PSM were not material to our consolidated financial results and are included in North America.

Before I discuss the fourth quarter, I would like to provide some overview comments on the results for the fiscal year just completed. Fiscal 2007 was, once again, a record year for Cascade in terms of net sales and net income. Net sales exceeded $478 million and were up 6% over fiscal 2006.

Net income was $45.5 million, an increase of 8% over the prior year. These gains are the result of both strong growth in the global lift truck market and the continued global expansion of our business.

I’d now like to turn to the fourth quarter results. Net income for the fourth quarter of fiscal 2007 was $10.2 million or $0.80 per share, compared with

$8.3 million or $0.63 per share for the fourth quarter of fiscal 2006. Our performance was largely driven by higher operating income levels in the Asia-Pacific and in China, as well as some improvement in Europe. I will discuss these and other factors in more detail as we move through the primary components of our income statement and the regional review.

Consolidated net sales were $118.9 million in the fourth quarter, an increase of 10% compared to net sales of $108.4 million in the fourth quarter of fiscal 2006. Adjusting for currency changes, net sales actually increased approximately 7%.

Gross profit percentage for the fourth quarter was 30% versus 29% a year ago. This is primarily due to improved margins in China and Asia-Pacific, which are partially a result of our Chinese expansion. Europe’s margins, after excluding plant closure costs incurred in fiscal 2006, were comparable between the current and prior year. Margins in North America were down slightly.

Consolidated SG&A expenses were $21.1 million in the fourth quarter. Excluding currency changes, SG&A costs decreased 2% due to lower consulting and general costs in Europe and lower personnel and warranty costs in North America.

Our effective tax rate of 29% increased from 21% in the fourth quarter of the prior year. Current year rate includes the tax benefit of an $820,000 income tax refund related to our China expansion activities. The lower prior year rate reflects the release of valuation allowances of $2.2 million due to the expected realizability of foreign net operating and capital loss carryforwards and liabilities for employee benefit plans.

I’d now like to spend a few minutes discussing our operating results on a geographic basis. Sales in North America were down 2% over the prior year, excluding net sales related to our acquisition of the assets of PSM.

I would like to note that our prior year fourth quarter sales were particularly strong. We do not believe the slight decrease in current year sales represents an erosion of our market position in North America.

Gross profit percentage in North America was down slightly from 38% to 37% due to general cost increases. SG&A costs in North America were down 1% over the fourth quarter of fiscal 2006, due primarily to lower personnel and warranty costs.

Net sales in Europe for the fourth quarter were up 19%. Excluding currency changes, net sales increased 10%. The European lift truck market continued to be very strong through the fourth quarter, which is the primary factor contributing to the fourth quarter increase. The gross profit percentage in Europe was 15% in the current year compared to 14% in the previous year.

During the fourth quarter of fiscal 2006, we completed the closure of the facility in the Netherlands and moved production to other facilities in Italy and the Netherlands. Costs related to this closure were $600,000. Without these costs, the gross profit percentage in fiscal 2006 would have approximated the percentage in the fourth quarter of fiscal 2007.

Although our net sales have increased with the strength of the lift truck market, we have not realized the level of gross profit we had anticipated. We continue to work through operational issues at certain facilities to improve the overall gross profit. SG&A costs in Europe decreased 7% over fiscal 2006, due primarily to lower consulting expense and general cost reductions.

In the Asia-Pacific region, net sales increased 12% excluding currency changes. Higher sales in Korea and Japan were the primary contributors to the increase. Gross profit of 26% in the fourth quarter was up from 24% in the prior year.

The improvement is primarily the result of lower cost products being sourced from our facilities in China. SG&A in the Asia-Pacific region was down 4% in the fourth quarter compared to the prior year. The decrease was due primarily to lower benefit costs.

In China, our net sales increased 47% in the fourth quarter compared to the prior year. Currency changes accounted for only 3% of that net sales increase. This increase was due to a very strong Chinese lift truck market and general economic conditions in China.

Gross profit in the fourth quarter of 44% was up from 34% in the prior year. The improved gross profit reflects the benefits of our China expansion, both in terms of lower production costs due to process improvements and additional sourcing of certain raw materials and components from within China. SG&A in China increased 24% in the fourth quarter due to additional costs related to the development of infrastructure to support the expansion of our Chinese operations.

Turning to the January 31st, 2007, balance sheet, our cash and marketable securities totaled $36.6 million as of January 31, 2007, compared to $58.5 million in the prior year.

There are several factors impacting our overall cash position year to year. These include our ongoing share repurchase program, the PSM acquisition, our China expansion program and scheduled debt payments. These uses of cash were offset by our cash flow from operations and borrowings under our revised line of credit agreement, which resulted in a net decrease in our cash and marketable securities balance of about $22 million since the prior year.

Debt, including long-term debt and notes payable to banks of $51.1 million at January 31st, 2007, was up from $29.9 million at January 31st, 2006. The increase was the result of additional line of credit borrowings to support the initiatives previously mentioned.

Capital expenditures were $18.1 million for fiscal 2007 and $6.2 million for the fourth quarter. Depreciation expense was $13.8 million for fiscal 2007 and $3.5 million for the fourth quarter.

Our share repurchase program has continued through the fourth quarter and into fiscal 2008. Through March 31st, 2007, we have purchased 1.1 million shares for $58.5 million. We anticipate continuing to purchase additional shares on an ongoing basis, based on market conditions, relevant securities laws and other factors, until we reach the 80 million approved by the board.

I would now like to turn the call over to Bob for a discussion of the lift truck market and some other general comments.

Robert Warren:

Thank you, Andy. I’d like to start with a brief overview of the lift truck market. Currently the lift truck market is the only direct economic or industrial indicator we have available for our market. While this market does not correlate exactly with our business levels, it does give us some indication of short-term future trends.

North American lift truck shipments were up 4% during both the fourth quarter and the full year of fiscal 2007. Based on the most recent data, we believe the North American lift truck market will continue at its current level through fiscal 2008.

Lift truck industry shipments in the European market were up 16% in the fourth quarter and 15% for the year. We anticipate continued growth in the European market for fiscal 2008.

Lift truck shipments in the Asia-Pacific region were up 11% in the fourth quarter and 7% for the year. We anticipate continued growth in this market.

China’s lift truck market was up 35% in the fourth quarter and 33% for the year. We expect this market will continue to be the fastest-growing market in the world for fiscal 2008.

I would now like to spend a few minutes on a couple of additional topics. Our primary OEM products, forks and sideshifters, are now predominantly produced regionally.

We have recognized for a number of years that regional production facilities are vulnerable to intense competition from products produced in countries with lower cost. With the completion of our Xiamen and Hebei fork plants and the expansion of our Xiamen attachment factory, we believe we are well positioned to better serve the OEM demands for globally sourced products. This will allow us to utilize our existing European factories to better serve the regional after-market business.

We believe we are well positioned to take advantage of this trend with our existing global footprint and the recently expanded production capacity in China. Our current plans are to begin exporting Chinese-made forks to the European market during fiscal 2008. We believe this is the first step to address what will be a growing trend. Regional capacity will be directed towards rapid response requirements.

To date, we have spent approximately $9 million with our expansion in China and expect to spend an additional $5 million in fiscal 2008. The expansion activities to date include— include two primary areas.

The first is equipment and production process upgrades in Xiamen, which are allowing us to produce a wider selection of products for sale within China and throughout the Asia-Pacific region. We are sourcing more materials and components from within China, which will continue our efforts to reduce overall costs. To date, we have been very pleased with the results of these upgrades, both operationally and financially.

The second area of expansion is the construction of new fork manufacturing facilities in both Hebei and Xiamen, China. Both of these facilities will begin shipments this month. As I previously noted, production from one facility is scheduled for export to Europe. The other facility will serve the Chinese and Asia-Pacific market.

Turning to Europe, our bottom line financial results fell short of our expectation for both the quarter and the year. We are making a number of additional changes to our European business, including new channels of distribution, purchasing initiatives, increasing our focus on the Eastern European market and significantly increasing our sourcing of certain OEM products from China. While it is premature to discuss the effects of these changes to date, we are beginning to see some positive signs.

With regard to the PSM acquisition, this is our first step into a market which we believe is well suited to our core strengths and will offer us good opportunity for future growth. Our current plans are to integrate the PSM assets we acquired and initially expand the existing business in the western United States. This expansion will come through production process upgrades and the addition of new products.

We currently estimate annual revenues from PSM of $25 to $30 million for fiscal 2008 at margins similar to our existing North American operations. At the present time, we are still pursuing further opportunities for expansion, primarily in the North American market. We have taken additional steps to expand the business into China and, potentially, other developing regions.

With regard to the cost of steel and steel-based components, we have seen some increases in different regions of the world. We are continuing to mitigate the increases through various means. We continue to monitor worldwide steel costs very closely and are actively managing our steel supply chain to ensure we are receiving the most competitive prices available in the world market.

We have previously disclosed our ongoing efforts to recover from our insurance companies various expenses we have incurred for environmental remediation and related expenses. Today we reached a settlement of the claim against the remaining insurance company. The settlement, net of expenses, is expected to be in the range of $16 million. The net recovery will be recorded in our consolidated financial statements for the first quarter, ended April 30th, 2007.

This settlement brings to a close our efforts, which have been ongoing since the 1990s. We anticipate no further insurance litigation relating to environmental matters.

On a personal matter, I would like to announce that Terry Cathey, our Chief Operating Officer, has announced his plans to retire on June 30th — that’s 2007 — after 34 years of service with Cascade.

On a consolidated level, we remain optimistic about sales for the next quarter due to the strength of all lift truck markets globally. For those of you who have worked with us in the past, we have a long-standing policy of not making forward financial projections.

This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator:

Thank you, sir. We will now begin the question-and-answer session. As a reminder, if you have a question, please press the star followed by the one on your touch-tone phone. If you’d like to withdraw your question, press the star followed by the two. If you’re using speaker equipment, you will need to lift the handset before making your selection.

One moment, please, for the first question. And our first question comes from Joe Giamichael with Rodman & Renshaw. Please go ahead.

Joe Giamichael:	Good afternoon, gentlemen.

Robert Warren:	Hey, Joe.

Joe Giamichael:

I want to focus on North America for a second. Trends there seem to be flattening and gross margins as a percent of revenue are at the same levels they were two years ago on significantly less revenue. Is this the effect of some of the PSM costs coming in and not being offset by revenues as you’re going through the integration or is this related more to the continued material cost increases?

Robert Warren:	I think if you’re talking— is that on operating— this would be on operating...

Joe Giamichael:	I was just looking on a gross basis.

Andy Anderson:

I think either way— either way, Joe, this is just— it’s more just general cost increases that we’ve incurred. The PSM results — there’s only 40 days or something like that of the PSM results in the entire quarter. Those are calendar days. There’s not near that in working days, probably 30 working days or so, so they’re really pretty immaterial. I think we just have some— some creeping— some costs.

Joe Giamichael:	Yeah, so these are sort of more normalized margin levels that you’ll expect going forward?

Robert Warren:	I think over the long run, we’ll tend to see what we’ve seen in the past.

Joe Giamichael:	Okay. That’s fair enough. I know you don’t give guidance on those issues, so I won’t press.

You’ve given the lift truck shipments by region. I know— I know you’re up on all of the telegraphic reports. Can you give us a sense as to where orders are trending versus shipments? Is there a backlog building or is it being worked down at these current levels?

Robert Warren:

Right now they’re pretty much in sync. In January we saw some depression in what was the order rate over the shipment rate, because they had a fairly large backlog, but orders have come right back in February and March. So it appears that they’re going to have a good year again.

Joe Giamichael:	Good. And then, we haven’t heard too much on PSM. Did I— I just want to make sure. Did you say it was $25 to $30 in expected revenue for ‘08? Was that right?

Robert Warren:	That’s correct.

Joe Giamichael:	Okay and that’s— that will be all in the North America segment, correct?

Robert Warren:	Yes. Primarily in the west— West Coast of the U.S.

Joe Giamichael:

Got it. And then I guess just one more question and I’ll get out of the way. So Europe you seem to be getting closer. I assume that your view is that the region should be profitable in ‘08 as you rationalize the local manufacturing and deliver the Chinese manufactured product. Is that fair?

Robert Warren:	That is correct.

Joe Giamichael:	Okay, great. Well, congratulations on the quarter and I’ll jump back in the queue.

Robert Warren:	Thanks, Joe.

Operator:	Thank you. The next question comes from Arnie Ursaner with CJS Securities. Please go ahead.

Lee Jagoda:	Hi. This is actually Lee Jagoda for Arnie Ursaner. Good afternoon.

Robert Warren:	How are you?

Lee Jagoda:	Pretty good. Just looking at Europe, in Eastern Europe in particular, what was the growth rate there, year-over-year?

Robert Warren:	They were about 35% growth rate from a much lower number. But, yeah, they’ve seen a solid year of around 30% plus growth.

Lee Jagoda:	And can you break out how much of the revenue is coming from Eastern Europe versus the rest of Europe?

Robert Warren:	I can’t.

Lee Jagoda:	Okay. Are you more profitable in Eastern Europe or is it about the same?

Robert Warren:

We have a different application rate of product there. The industries tend to be more basic right now and the material handling not as sophisticated, so you see more basic clamps, forks, sideshifters. So revenue per truck would be lower than you’d see in Western Europe.

Lee Jagoda:	Okay. And then looking at PSM, can you give us some color into where in the integration process you are? Should we— should we sort of model going forward a full impact of PSM right in Q1?

Robert Warren:	Absolutely.

Lee Jagoda:	Okay. And then just a few housekeeping items. Your end of quarter share count?

Robert Warren:	We— let’s see now—

Andy Anderson:	Is that— Are you after diluted or—?

Lee Jagoda:	Diluted.

Robert Warren:	That’s— that would be 12 million 880 shares— 12,880,000 shares.

Lee Jagoda:	Okay. And then the $860,000 in your other income line. What’s that attributed to?

Joe Pointer:	Foreign currency gains.

Lee Jagoda:	It’s all FX?

Joe Pointer:	Yeah. Yes.

Lee Jagoda:	Thanks very much.

Operator:	Thank you. The next question comes from Frank Magdlen with Robins Group. Please go ahead.

Frank Magdlen:	Good afternoon.

Robert Warren:	Hey, Frank.

Frank Magdlen:	A couple questions. On the tax rate, what— what should we use or what are you expecting for the—? Since that seems to be jumping around a little bit.

Robert Warren:	Yeah. It seems like we are never able to find out what’s happening until we close the year. I think we— that’s one of the things we forecasted. You’re going to make sure we never forecast anything.

Frank Magdlen:	No, no, no. That’s not the idea.

Robert Warren:

Yeah, that was— it came as a little bit of a surprise to us, the advantage of some of these investments in China, but I think going forward you’re still going to look at around 34% as a— on a regular basis.

Frank Magdlen:	All right. Second, on the warranty costs, is it coming down enough that one might alter their assumptions for SG&A going forward?

Robert Warren:	Our rate in Europe has come down, but it’s really— I wouldn’t—

Andy Anderson:	I wouldn’t focus too much on that. It’s an immaterial number.

Robert Warren:	It’s, you know, about half a percent of revenue, so—

Andy Anderson:	So when it comes down— Frank, when a half a percent comes down 20%, it goes from 0.5 to 0.4.

Frank Magdlen:	All right.

Andy Anderson:	You’re at tenths of a percent.

Frank Magdlen:	Okay. You talked about cap ex of $5 million. That was for China. Do you have a cap ex for the balance—?

Andy Anderson:	That’s— are you talking about— the $9 million, actually, was for China.

Frank Magdlen:	I’m sorry, $9 million in China.

Andy Anderson:	Right. The— the maintenance cap ex was, give or take, $9 million, as well.

Frank Magdlen:	So we’re at a total of $18 for the coming year?

Andy Anderson:	If you look forward, I would shoot— I would not speculate at $20 million with about $5 of that— $5 to $6 of that being China.

Frank Magdlen:	Okay.

Andy Anderson:	Giving no forecasts, that would be the forecast I wouldn’t give.

Frank Magdlen:	Oh, all right. Hey, how are you going to book the shipments from China as they hit Europe?

Andy Anderson:	I’d say how—

Robert Warren:	How are we going to book the shipments?

Frank Magdlen:	The revenue stream. I mean, are you going to put a normal manufacturer’s margin in China and then you’re going to get a distributor-type margin in Europe on that?

Andy Anderson:	We actually have a standard intra-company transfer where product is moving throughout the globe today, so on OEM product, it will be roughly split.

Frank Magdlen:	Well, as an example, for illustration, if you did 40% in China on a gross margin basis—

Andy Anderson:	Intra-company— intra-company wouldn’t be close to— close to that. It would be maybe not quite a quarter of that.

Robert Warren:

Because it’s a combination of two things. Our markup is nowhere near that for the producing country and our margins on OEM products are much less than that, because it’s a— it tends to be a more commodity, high-volume product with very low SG&A expenses to support it.

Frank Magdlen:	Well, let me back into it and say should we expect a material change in gross margins in Europe?

Andy Anderson:

You— you should— you should see the benefits of this cost in Europe and you might see— what you will see is a growth in sales and probably not an exact corresponding growth in gross margin, because it will be diluted down some by the intra-company.

Frank Magdlen:	Okay. Well, thank you and congratulations on a record year.

Andy Anderson:	Thank you, Frank.

Robert Warren:	Thanks, Frank.

Operator:	Thank you. The next question comes from Grant Hopkins of Ferris, Baker Watts. Please go ahead.

Grant Hopkins:	Good afternoon.

Robert Warren:	Good afternoon.

Andy Anderson:	Hi, Grant.

Grant Hopkins:

My first question is about China lift truck bookings and shipments. It looks like the last four or five quarters have kind of been sequentially downward trending — not much, but just a little bit. Do you have any comments on that?

Robert Warren:	Catching me flat-footed. I’m looking at Andy. Is that true?

Andy Anderson:	I would have to look at that again, because all of my memory is just going up.

Grant Hopkins:

The bookings— I’m looking at your— actually your statistics on the Web page, is sort of trending downwards, peaking in, you know, first quarter last year, second quarter last year, but the last couple months you have for bookings are just down slightly every month.

Andy Anderson:	Yeah, I do see that. I don’t have any— I don’t have any intelligence on that that would beat no comment.

Grant Hopkins:	Okay, sure. No, that’s no problem at all.

Andy Anderson:	The general slope is still— is still pretty good and everything from our— from our operations indicate a continuing very strong market.

Grant Hopkins:	Okay, thank you. And the second one is on your balance sheet. Goodwill and intangibles are up. Is that relating to PSM or is there something else in there?

Andy Anderson:	Yeah.

Grant Hopkins:	Is it all PSM?

Andy Anderson:	Yep.

Grant Hopkins:	Okay, great. And then the last question, what wouldn’t you say for depreciation for ‘08? Are we looking at similar numbers to ‘07?

Andy Anderson:	I think that that would be— that would be right. They’re not going to be much larger.

Grant Hopkins:	PSM won’t add too much, then?

Andy Anderson:	Right.

Grant Hopkins:	All right. Well, thank you— nor will the cap ex in China?

Andy Anderson:	Yeah.

Grant Hopkins:	Okay, thank you very much.

Joe Pointer:	One thing I would add is the amortization from PSM because of the intangibles will be about— just short of $2 million—

Andy Anderson:	For the next—

Robert Warren:	—the next—

Grant Hopkins:	That’s the total amortization?

Robert Warren:	What’s that?

Grant Hopkins:	Is that total amortization?

Joe Pointer:	For PSM. So it’ll be about $2.3 million, estimated, for the company for the year.

Grant Hopkins:	Two point three for the year. Thank you.

Operator:	Thank you. The next question comes from J.B. Groh. Please go ahead.

J.B. Groh:	Yeah, most of my questions have been answered, but can you give us on PSM, are the operating margins or gross margins similar to what we’d see at your other North American operations?

Andy Anderson:	Yeah. Operating margins are very similar—

J.B. Groh:	Operating margins would be similar. Okay.

Andy Anderson:	—everywhere in North America.

J.B. Groh:	Okay. And then on the booking, how is the— the insurance recovery just going to show up as an other income item or how does that— physically, how does that— how is that going to show up in Q2?

Joe Pointer:	Yeah. It would be an insurance recovery. I think three years ago we had a smaller one, that shows up as a component above operating income.

J.B. Groh:	And the cash will just come on to the balance sheet?

Andy Anderson:	Yeah.

J.B. Groh:	Okay, thank you.

Operator:

Thank you. Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before making your selection. One moment, please. We do have a followup question from Grant Hopkins. Please go ahead.

Grant Hopkins:	Yes. The insurance recovery, is that first quarter or second quarter? I’m sorry, I missed that in the call.

Robert Warren:	That will be in the first quarter.

Grant Hopkins:	All right. Thank you, that’s what I thought. Thank you.

Operator:	Thank you. At this time, I show no further questions. I would now like to turn the call back over to management for any closing comments.

Robert Warren:	Thanks. Again, thanks so much for your time in participating today. We appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

END